Exhibit (a)(1)(A)

Offer to Purchase for Cash

(the “Offer”)

All Outstanding Shares of Common Stock

(the “Shares”)

of

Galaxy Nutritional Foods, Inc.

(the “Company”)

at

$0.36 Per Share

by

Andromeda Acquisition Corp.

(“Purchaser”),

a wholly owned subsidiary of

MW1 LLC

(“MW1”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 16, 2009, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

The Offer is being made for all outstanding Shares and is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date of the Offer a number of Shares that, together with any other Shares then owned by Purchaser, represents at least 90% of the outstanding Shares of the Company as of the Expiration Date of the Offer. However, Purchaser intends to accept for payment, purchase and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the Expiration Date of the Offer have been validly tendered and not properly withdrawn. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See “The Offer—Section 15.”

IMPORTANT

If you wish to tender all or any portion of your Shares, you should either (1) (a) complete and sign the accompanying Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantees and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary for the Shares and the Offer (the “Depositary”), and mail or deliver the certificates representing the Shares to the Depositary together with any other documents required by the Letter of Transmittal or (b) tender the Shares according to the procedure for book-entry transfer described in “The Offer—Section 3,” or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares. If you desire to tender your Shares and (1) your certificates are not immediately available or cannot be delivered to the Depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you must tender your Shares according to the guaranteed delivery procedure described in “The Offer—Section 3.”

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Pursuant to Rules 14d-3 and 13e-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, Purchaser, MW1, Mill Road Capital, L.P. and Galaxy Partners, L.L.C. have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. The Schedule TO, including exhibits and any amendments, may be examined and copies of it may be obtained at the places and in the manner set forth in “The Offer—Section 20” entitled “Miscellaneous.”

Neither the SEC nor any state securities commission has (a) approved or disapproved of this transaction; (b) passed upon the merits or fairness of this transaction; or (c) passed upon the accuracy or adequacy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By First Class Mail:	By Certified or Express Delivery:	By Hand:

Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor	17 Battery Place, 8th Floor	17 Battery Place, 8th Floor
New York, NY 10004	New York, NY 10004	New York, NY 10004
Attn: Reorganization Department	Attn: Reorganization Department	Attn: Reorganization Department

The Information Agent for the Offer is:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

TABLE OF CONTENTS

SUMMARY TERM SHEET		4
SPECIAL FACTORS		9
1.	Purpose of the Offer; Plans for the Company; Alternatives, Reasons and Effects	9
2.	Fairness of the Transaction	11
3.	Reports, Opinions, Appraisals and Negotiations	13
INTRODUCTION		14
THE OFFER		16
1.	Terms of the Offer; Expiration Date	16
2.	Acceptance for Payment and Payment	17
3.	Procedures for Accepting the Offer and Tendering Shares	18
4.	Withdrawal Rights	21
5.	Material United States Federal Income Tax Considerations	22
6.	Price Range of the Shares	23
7.	Effect of the Offer on the Market for the Shares; Exchange Act Registration and the OTC Bulletin Board	24
8.	Information Concerning the Company	24
9.	Information Concerning Purchaser, MW1, Mill Road and Galaxy Partners	26
10.	Background of the Offer; Contacts with the Company	27
11.	INTENTIONALLY OMITTED	30
12.	Description of the November Purchase Agreement, the Term Sheet and the Standstill Agreement	30
13.	Source and Amount of Funds	32
14.	Dividends	32
15.	Certain Conditions of the Offer	32
16.	Legal Matters; Required Regulatory Approvals	34
17.	INTENTIONALLY OMITTED	35
18.	INTENTIONALLY OMITTED	35
19.	Fees and Expenses	35
20.	Miscellaneous	35
SCHEDULE I – DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER		37
SCHEDULE II – PERSONS CONTROLLING MRCGP		38
SCHEDULE III – MEMBERS OF GALAXY PARTNERS		39
SCHEDULE IV – SHARES OR OTHER EQUITY SECURITIES OF THE COMPANY BENEFICIALLY OWNED BY GALAXY PARTNERS		40
ANNEX A – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW		42

SUMMARY TERM SHEET

This summary term sheet is a brief description of the offer being made by MW1 LLC (“MW1”), Mill Road Capital, L.P. (“Mill Road”) and Galaxy Partners, L.L.C. (“Galaxy Partners”) through Andromeda Acquisition Corp. (“Purchaser,” “we,” “our” or “us”), a wholly owned subsidiary of MW1, to purchase (the “Offer”) all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Galaxy Nutritional Foods, Inc. (the “Company”), at a price of $0.36 per share in cash. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete, and additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

Q.	Who is offering to buy my securities?

The Purchaser is Andromeda Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of MW1 LLC, a Delaware limited liability company.

MW1 was formed by Mill Road, and Mill Road is the sole equity holder of MW1 as of the date of this Offer to Purchase. However, MW1 and Mill Road expect that Galaxy Partners, currently the Company’s majority stockholder, will become a 50% equity holder of MW1 prior to the expiration date of the Offer. The tender offer is being made by Purchaser on behalf of MW1, Mill Road and Galaxy Partners, and is the first step in MW1’s plan to acquire all of the outstanding Shares. See “Introduction” and “The Offer—Section 9.”

Q.	What is Andromeda Acquisition Corp. seeking to purchase, at what price, and will I have to pay any brokerage or similar fees to tender?

We are offering to purchase all of the outstanding Shares. We are offering to pay $0.36 per Share, in cash and without interest. Galaxy Partners owns 13,811,120 Shares, which it acquired in a private transaction on November 18, 2008 for $5 million, or an implied purchase price of approximately $0.36 per Share.

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage or similar fees. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender your Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. You should also consult your tax advisor regarding the particular tax consequences to you of tendering your Shares. See “Introduction” and “The Offer—Sections 1 and 5.”

Q.	Do you have the financial resources to pay for my securities?

MW1, our parent company, will provide us with sufficient funds to purchase all Shares tendered in the Offer and any Shares to be acquired in the merger that is expected to follow the successful completion of the Offer. Subject to the conditions of the Offer being satisfied, Mill Road will provide MW1 with these funds. Mill Road is an investment firm with approximately $250 million of capital under management that focuses on investments in publicly traded companies, and has sufficient cash to provide to MW1 for purposes of consummating the Offer. See “The Offer—Section 13.”

Q.	Is your financial condition or that of MW1, Mill Road or Galaxy Partners relevant to my decision to tender in the Offer?

We do not think our financial condition or that of MW1, Mill Road or Galaxy Partners is relevant to your decision whether to tender Shares and accept the Offer because:

• the Offer is being made for all outstanding Shares solely for cash;

• Mill Road, the sole equity holder of MW1 as of the date of this Offer to Purchase, has sufficient cash to pay for all of the Shares;

• our obligation to purchase your Shares in the Offer is not subject to any financing condition; and

• if we complete the Offer, we expect to acquire all remaining Shares for the same cash price in the merger that is expected to follow the successful completion of the Offer.

We anticipate that, prior to the expiration date of the Offer, Galaxy Partners, Mill Road and certain other individuals will enter into a limited liability company operating agreement for MW1, pursuant to which Mill Road will provide to MW1, and MW1 will subsequently provide to us, the funds necessary to purchase all Shares tendered in the Offer and any Shares to be acquired in the merger. See “Introduction” and “The Offer—Sections 1, 12 and 13.”

Q.	How long do I have to decide whether to tender in the Offer?

You will have until at least 5:00 p.m., Eastern time, on March 16, 2009, to tender your Shares in the Offer. If the Offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the first business morning following the date the Offer was scheduled to expire.

We may elect to provide a “subsequent offering period.” A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer during which stockholders may tender, but not withdraw their Shares, and receive the same consideration as in the Offer. See “The Offer—Section 1.”

Q.	What are the most significant conditions to the Offer?

The most significant conditions to the Offer are the following:

• that prior to the expiration date of the Offer, Company stockholders have validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares that, together with any other Shares then owned by Purchaser, represents at least 90% of the outstanding Shares of the Company as of the expiration date of the Offer; and

• that prior to the expiration date of the Offer, Galaxy Partners, L.L.C., Mill Road and certain other individuals have entered into a limited liability company operating agreement for MW1, pursuant to which Galaxy Partners and Mill Road will contribute certain Shares and cash to MW1.

The Offer is also subject to a number of other customary conditions. For a complete list of the conditions to the Offer, see “The Offer—Section 15.”

Q.	How do I tender my Shares?

To tender your Shares before the Offer expires:

• if you hold physical certificates (meaning you hold certificates issued in your name), you must deliver your certificate(s) for the Shares you wish to tender and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document; or

• if your broker holds your Shares in “street name,” you must inform your broker of your decision to tender your Shares so that the Depositary receives a confirmation of receipt of your Shares by book-entry transfer and a Letter of Transmittal.

In any case, the Depositary must receive all required documents prior to 5:00 p.m., Eastern time, on March 16, 2009, or, if the Offer is extended, prior to the date and time to which the Offer is extended. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time by complying with the guaranteed delivery process. However, the missing items must be received within three (3) business days of the expiration of the Offer, or they will not be considered validly tendered.

If you have any questions, you should contact the Information Agent or your broker for assistance. See “The Offer—Section 3.”

Q.	If I accept the Offer, when will I be paid?

Provided the conditions to the Offer are satisfied and we complete the Offer and accept any Shares for payment, you will receive a payment equal to the number of Shares you tendered multiplied by $0.36, subject to any required withholding for taxes, promptly after the expiration of the Offer. See “The Offer—Section 2.”

Q.	Will I receive any interest on the $0.36 per Share price in the Offer if there is a delay in payment for my Shares?

Under no circumstances will we pay interest on the $0.36 per Share, regardless of any extension of the Offer or any delay in making payment for Shares accepted by us for payment, and purchased, in the Offer. See “The Offer—Section 2.”

Q.	Can I withdraw Shares once I have tendered them?

You may withdraw some or all of your tendered Shares by delivering written notice to the Depositary at any time prior to the expiration of the Offer. Further, if we have not accepted for payment and paid for your Shares by April 14, 2009, you may withdraw them at any time after that date. Once Shares are accepted for payment, they cannot be withdrawn. Your right to withdraw will not apply to any subsequent offering period, if one is provided. See “The Offer—Section 4.”

Q.	What does the board of directors of the Company think of the Offer?

The board of directors of the Company has not made any recommendation regarding the Offer.

Q.	What will happen to the Company if Purchaser acquires at least 90% of the outstanding Shares?

If the Offer is consummated and Purchaser thereby acquires at least 90% of the then outstanding Shares, Purchaser will immediately, without any further action by the stockholders of the Company, be merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of MW1. See “Special Factors—Section 1.”

Q.	What will happen to the Company if Purchaser acquires at least 66.7%, but less than 90%, of the outstanding Shares?

Purchaser intends to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the expiration date of the Offer have been validly tendered and not properly withdrawn. In the event the Offer is consummated and Purchaser thereby acquires less than 90% of the then outstanding Shares, in order to approve the Merger, which is one of the various means by which the Company could be taken private, Delaware law requires the approval of the Company’s board of directors and a vote of the Company’s stockholders.

The Company would be required in connection therewith to circulate a proxy statement or information statement conforming to the requirements of applicable Securities and Exchange Commission regulations and, consequently, a significantly longer period of time would be required to effect the Merger than if no vote were required. See “Special Factors—Section 1.”

Q.	Following the Offer, are there means other than the Merger by which the Company could be taken private?

Purchaser, MW1, Mill Road and Galaxy Partners each believe that the cost to the Company of continuing to file periodic reports with the Securities and Exchange Commission and complying with the proxy and annual report requirements under the Securities Exchange Act of 1934 outweighs the benefits to the Company and its stockholders of continuing as a publicly traded company. In the event Purchaser acquires less than 90% of the Shares, there are various means by which the Company could become privately held. In addition to a merger subject to board approval and a stockholder vote, as described in the preceding paragraph, the Company could effect a reverse stock split or, if there are fewer than 300 record holders of Shares, the Company could “go dark” by terminating registration of the Shares under the Securities Exchange Act of 1934.

Whether by means of the Merger or otherwise, Purchaser, MW1, Mill Road and Galaxy Partners, L.L.C. intend to cause the Company to become privately held following consummation of the Offer. See “Introduction” and “Special Factors—Section 1.”

Q.	If I do not tender but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and the Merger takes place, stockholders who do not tender in the Offer will receive in the Merger the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.

However, in the event, which we consider unlikely, that the Offer is completed and the Merger does not take place, the number of stockholders and the number of Shares of the Company that are still held by persons other than Purchaser may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Company may, if otherwise permitted to do so, cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies, and the Shares may no longer be eligible to be traded on the OTC Bulletin Board or any other over-the-counter market. See “The Offer—Sections 7 and 12.”

In the event the Offer is consummated and Purchaser thereby acquires at least 66.7%, but less than 90%, of the then outstanding Shares, which event is not unlikely given that Mill Road and Galaxy Partners currently collectively own approximately 53% of the outstanding Shares, MW1 will direct Purchaser to pursue other legal means to take the Company private and acquire all remaining Shares not then owned by Purchaser. Such means could entail, but are not limited to, causing the Company to “go dark” by terminating registration of the Shares under the Securities Exchange Act of 1934.

If Purchaser is able to cause the Company to “go dark” by terminating registration of the Shares, stockholders who do not tender in the Offer will continue to own their Shares, however the Shares will no longer be eligible for quotation on the OTC Bulletin Board. Additionally, the Company will no longer be obligated to file periodic and special reports, proxy statements and other information, including financial statements, with the SEC. Typically in such a case, the shares of a company will be significantly less liquid than the shares of similar peers that are listed on a public exchange and file such reports and information with the SEC.

Q.	Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available in the Offer. However, if the Offer is consummated and the Merger takes place, appraisal rights will be available in the Merger. See “The Offer—Section 16.”

Q.	What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger is a taxable transaction for U.S. federal income tax purposes. Tax matters are very complicated and the tax consequences of the Offer or the Merger to stockholders will depend on the facts of each stockholder’s own situation. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the Offer and the Merger, including U.S. federal, state, local, foreign and other tax consequences. See “The Offer—Section 5” for more information about U.S. federal income tax considerations relating to the Offer and the Merger.

Q.	What are the principal advantages and disadvantages of the Offer and going private transaction?

The principal advantages of the Offer and going private transaction include (i) the fact that the price of $0.36 per Share in the Offer represents a premium of approximately 112% to the last sale price of the Shares as reported on the OTC Bulletin Board on February 6, 2009, the last trading day prior to the first public announcement of the Offer, and a premium of approximately 73% to the average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board, (ii) the opportunity for liquidity for holders of Shares given the historically thin trading volume of the Shares, and (iii) the absence of the usual transaction costs associated with market sales of Shares. See “Special Factors—Section 2.”

The principal disadvantages of the Offer and going private transaction include (i) the fact that holders of Shares who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth and (ii) the fact that if the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration, in the amount of the $0.36 per Share, pursuant to the Merger. See “Special Factors—Section 1.”

Q.	Are the Offer and the Merger fair to the Company’s unaffiliated stockholders?

After considering various material positive factors as well as various potentially negative factors, and after various meetings and discussions, Purchaser, MW1, Mill Road and Galaxy Partners concluded that the Offer and the Merger are substantively and procedurally fair to the Company’s unaffiliated stockholders. See “Special Factors—Section 2.”

Q.	What are the interests of Purchaser, MW1, Mill Road and Galaxy Partners and their affiliates?

Galaxy Partners, the Company’s majority stockholder, owns 13,811,120 Shares, and Mill Road owns 559,608 Shares. The affiliates of Galaxy Partners and the affiliates of Mill Road, such as the members of Galaxy Partners and the persons controlling Mill Road’s general partner, respectively, have interests not shared by the Company’s unaffiliated stockholders. After completion of the Offer and consummation of the Merger, MW1 will own all of the Company’s capital stock. Galaxy Partners and Mill Road, through their equity interests in MW1, will have indirect interests in the Company. Accordingly, Galaxy Partners and Mill Road will be the beneficiaries of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, Galaxy Partners and Mill Road will also bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by the Company’s operations and any decrease in the Company’s value after the Merger. See “Introduction” and “Special Factors—Section 1.”

Q.	What is the market value of my Shares as of a recent date?

On February 6, 2009, the last trading day before the first public announcement of the Offer, the last sale price of the Shares as reported on the OTC Bulletin Board was $0.17 per Share. The average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board, was $0.21 per Share. The highest last sale price of the Shares as reported on the OTC Bulletin Board during the fifty-two (52) weeks preceding the first public announcement of the Offer was $0.32 per Share.

The price of $0.36 per Share in the Offer represents a premium of approximately 112% to the last sale price of the Shares as reported on the OTC Bulletin Board on February 6, 2009 and a premium of approximately 73% to the average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board. The price of $0.36 per Share in the Offer also represents a premium of approximately 13% to the highest last sale price of the Shares as reported on the OTC Bulletin Board during the fifty-two (52) weeks preceding the first public announcement of the Offer.

The price of $0.36 per Share in the Offer is the same as the approximate implied price per Share paid by Galaxy Partners for the 13,811,120 Shares it acquired on November 18, 2008. We advise you to obtain a recent quotation for the Shares before deciding whether or not to tender your Shares. See “The Offer—Section 6.”

Q.	Whom may I call with questions?

Questions or requests for assistance may be directed to the Information Agent by calling collect at (212) 929-5500, by calling toll-free at (800) 322-2885, or by email at tenderoffer@mackenziepartners.com. The back cover of this Offer to Purchase also contains the Information Agent’s address and telephone numbers. You may also choose to contact your own tax, financial and legal advisors to discuss the advisability of accepting or declining the Offer.

SPECIAL FACTORS

Andromeda Acquisition Corp. (“Purchaser,” “we,” “our” or “us”), a wholly owned subsidiary of MW1 LLC (“MW1”), is offering to purchase, on behalf of MW1, Mill Road Capital, L.P. (“Mill Road”) and Galaxy Partners, L.L.C. (“Galaxy Partners” and together with MW1 and Mill Road, the “Additional Offerors”), all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Company”), at a purchase price of $0.36 per Share, in cash and without interest thereon (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

1.	Purpose of the Offer; Plans for the Company; Alternatives, Reasons and Effects

The purpose of the Offer is to enable the Additional Offerors, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that, and the speed with which, the entire equity interest in the Company will be acquired. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Purchaser and the Additional Offerors intend to consummate the Merger as soon as possible following the consummation of the Offer. The Additional Offerors intend, as soon as possible following consummation of the Offer, to appoint representatives of Mill Road and Galaxy Partners to the Company’s Board of Directors (the “Company Board”), in place of the Company’s current directors. The Additional Offerors also intend, as soon as possible following consummation of the Offer, to employ Rick Antonelli and Steve Townsend as officers of the Company (“Management”), and may appoint such individuals to the Company Board.

Following the Merger, the business and operations of the Company will be directed by members of Management, subject to the oversight and direction of the Company Board and the executive committee of MW1. Except as otherwise provided in this Offer to Purchase, it is currently expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted.

Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration, in the amount of the Offer Price, pursuant to the Merger. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

Upon consummation of the Merger, MW1 will own all of the Company’s capital stock. Galaxy Partners, Mill Road and the members of Management having an equity interest in MW1 will have indirect interests in the Company. Accordingly, Galaxy Partners, Mill Road and the members of Management will be the beneficiaries of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, Galaxy Partners, Mill Road and the members of Management will also bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by the Company’s operations and any decrease in the Company’s value after the Merger. As soon as possible following consummation of the Offer, the Additional Offerors expect that new members of Management will replace the Company’s Chief Executive Officer and Chairman.

Under Section 253 of the Delaware General Corporation Law, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a short-form merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that we acquire in the aggregate, pursuant to the Offer, at least 90% of the Shares then outstanding, then, at our election, a short-form merger of us with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if we do not own at least 90% of the Shares outstanding following consummation of the Offer, we could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. The Additional Offerors presently intend to effect a short-form merger, if permitted to do so under the Delaware General Corporation Law, pursuant to which Purchaser will be merged with and into the Company.

If we waive the Minimum Condition and acquire less than 90% of the Shares pursuant to the Offer and do not otherwise reach the 90% threshold for purposes of effecting a short-form merger, the approval of the Company Board and a vote of the Company’s stockholders would be required under Delaware law to approve the Merger. The Company would be required in connection therewith to circulate a proxy statement or information statement conforming to the requirements of applicable SEC regulations and, consequently, a significantly longer period of time would be required to effect the Merger than if no vote were required. However, because Purchaser intends to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the Expiration date of the Offer have been validly tendered and not withdrawn, we and the Additional Offerors anticipate that the Merger, subject to approval by the Company Board, would be approved by the stockholders of the Company (on the basis of Purchaser’s voting power as the Company’s majority stockholder).

Purchaser and the Additional Offerors each believe that the cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), outweighs the benefits to the Company and its stockholders of continuing as a publicly traded company. Purchaser’s and the Additional Offerors’ reasons for the Offer and the Merger are the potential benefits to the Company of operating as a privately held company, including its ability to react rapidly to opportunities or changing conditions without regard to short-term stock price or quarterly results, not continuing to incur significant audit, legal and other costs and fees associated with remaining a public company, and greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market’s emphasis on quarterly earnings, as well as other limitations and expenses associated with remaining a public company. Following the consummation of the Offer and the Merger, the Additional Offerors intend to use in the Company’s operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

In the event the Offer is consummated and Purchaser acquires less than 90% of the then outstanding Shares, there are various means by which the Company could become privately held. In addition to a merger subject to board approval and a stockholder vote, as described in the preceding paragraph, the Company could effect a reverse stock split or, if there are fewer than 300 record holders of Shares, the Company could “go dark” by terminating registration of the Shares under the Exchange Act. Whether by means of the Merger or otherwise, the Additional Offerors intend to cause the Company to become privately held following consummation of the Offer.

Purchaser and the Additional Offerors considered alternative means to take the Company private, including a reverse stock split and a negotiated merger transaction. The alternatives of a reverse stock split and a negotiated merger transaction with the Company were rejected by Purchaser and the Additional Offerors based on the significantly longer period of time it would take to accomplish the transaction, as compared with the Offer and the Merger, the likely increased cost for legal and other professional services in connection with such alternatives, and the added value to existing stockholders of allowing them to receive their cash consideration at an earlier date pursuant to the Offer and the Merger.

A summary of the material U.S. federal income tax consequences of the Offer and the Merger on the Company’s unaffiliated stockholders, the Company, Purchaser, and the Additional Offerors is provided in “The Offer—Section 5.” Please refer to that section for a discussion of such tax consequences. Please note that each stockholder is encouraged to consult his, her or its own tax advisor with respect to the particular tax consequences to him, her or it of the Offer, the Merger and the exercise of appraisal rights including U.S. federal, state, local, foreign and other tax consequences.

Except as described above or elsewhere in this Offer to Purchase, Purchaser and the Additional Offerors have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company (such as a merger, reorganization or liquidation), any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Company Board or management, any material change in the Company’s capitalization, or indebtedness, or any other material change in the Company’s corporate structure or business. The Additional Offerors intend to change the Company’s present dividend policy as described in “The Offer—Section 14.”

Immediately prior to the completion of the Offer, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, the interest of MW1 in the Company’s net book value and net income will be approximately 53% or approximately $1,763,578 and $286,151, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into stock of the Company. After giving effect to the Offer and the Merger, the interest of MW1 in the Company’s net book value and net income will be 100%. Thus, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, MW1 will have an interest of $3,327,506 in the Company’s net book value, and an interest of $539,908 in the Company’s net income.

Immediately prior to its contribution of its Shares to MW1, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, the interest of Galaxy Partners in the

Company’s net book value and net income will be approximately 51% or approximately $1,697,028 and $275,353, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into stock of the Company. After giving effect to the contribution by Galaxy Partners of its Shares to MW1 and the contribution by Mill Road of cash and its Shares to MW1, Galaxy Partners will own approximately 50% of MW1 prior to any ownership interests in MW1 being issued to Management. Accordingly, upon consummation of the Offer and the Merger, Galaxy Partners will have an indirect 50% interest in the Company’s net book value and net income. Thus, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, Galaxy Partners will have an indirect interest of approximately $1,663,753 in the Company’s net book value, and an indirect interest of approximately $269,954 in the Company’s net income.

Immediately prior to its contribution of its Shares to MW1, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, the interest of Mill Road in the Company’s net book value and net income will be approximately 2.1% or approximately $69,878 and $11,338, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into stock of the Company. After giving effect to the contribution by Galaxy Partners of its Shares to MW1 and the contribution by Mill Road of cash and its Shares to MW1, Mill Road will own approximately 50% of MW1 prior to any ownership interests in MW1 being issued to Management. Accordingly, upon consummation of the Offer and the Merger, Mill Road will have an indirect 50% interest in the Company’s net book value and net income. Thus, based on the Company’s unaudited balance sheet as of December 31, 2008 and unaudited statement of income for the nine months ended December 31, 2008, Mill Road will have an indirect interest of approximately $1,663,753 in the Company’s net book value, and an indirect interest of approximately $269,954 in the Company’s net income.

Neither we nor the Additional Offerors are aware of any officer, class of employee or corporate assets of the Company that has been or will be employed or used in connection with the Offer.

2.	Fairness of the Transaction

Galaxy Partners, the Company’s majority stockholder, is an affiliate of the Company for purposes of the Exchange Act rules governing “going private” transactions. Under a potential interpretation of these rules, Purchaser, MW1 and Mill Road may also be deemed to be affiliates of the Company. As such, Purchaser and the Additional Offerors are required to express their beliefs as to the fairness of the Offer and the Merger to the Company’s unaffiliated stockholders. In evaluating the substantive fairness of the Offer and the Merger to the Company’s unaffiliated stockholders, Purchaser and the Additional Offerors considered the following material positive factors:

• The fact that the stockholders are receiving all cash, which provides certainty of value.

• The recent and historical market prices and recent trading activity of the Shares, including the fact that the Offer Price represents (i) a premium of approximately 112% to the last sale price of the Shares as reported on the OTC Bulletin Board on February 6, 2009, the last trading day prior to the first public announcement of the Offer, (ii) a premium of approximately 73% to the average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board, and (iii) a premium of approximately 13% to the highest last sale price of the Shares as reported on the OTC Bulletin Board during the fifty-two (52) weeks preceding the first public announcement of the Offer.

• The fact that the Offer Price is the same as the approximate implied price per Share of $0.36 paid by Galaxy Partners for its 13,811,120 Shares pursuant to the November Purchase Agreement.

• Mill Road has sufficient cash with which to provide MW1 the entire amount necessary to purchase Shares in the Offer and to consummate the Merger.

• The fact that in view of the current economic environment, the Company’s ability to generate value for its stockholders would be subject to significant risks and uncertainties.

• The historically thin trading volume of the Shares and the opportunity for liquidity, without the usual transaction costs associated with market sales, that the Offer provides.

• The cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act, especially in light of the additional costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations, compared to the benefits to the Company and its stockholders of continuing to incur these costs.

Purchaser and the Additional Offerors also considered potentially negative factors in their deliberations concerning the substantive fairness of the Offer and the Merger, including:

• The Company’s unaffiliated stockholders will not participate in the Company’s future growth.

• Gains from an all-cash transaction would generally be taxable to the Company’s stockholders for U.S. federal income tax purposes.

• The possible disruption to the Company’s operations following announcement of the Offer.

In evaluating the procedural fairness of the Offer and the Merger to the Company’s unaffiliated stockholders, Purchaser and the Additional Offerors considered the following material positive factors:

• The non-coercive nature of the Offer and the fact that stockholders who elect not to participate in the Offer would have the ability to obtain “fair value” for their Shares if, in connection with the Merger, they properly perfect and exercise their appraisal rights in accordance with the applicable provisions of Delaware law.

• The fact that more than a majority of the Shares held by the Company’s unaffiliated stockholders must be tendered in order to satisfy the Minimum Condition.

• The fact that the Company is required under Exchange Act Rules 14e-2 and 14d-9 to publish, send or give to security holders, within ten business days from the commencement of the Offer, a statement on Schedule 14D-9 disclosing that it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral, or is unable to take a position with respect to the Offer.

Purchaser and the Additional Offerors also considered potentially negative factors in their deliberations concerning the procedural fairness of the Offer and the Merger, including:

• The lack of procedural safeguards such as (i) the approval of more than a majority of unaffiliated security holders being required for the Offer (other than with respect to the Minimum Condition), (ii) a majority of directors who are not employees of the Company retaining an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the going private transaction and/or preparing a report concerning the fairness of the transaction and (iii) the approval of the going private transaction by a majority of the directors of the Company who are not employees of the Company.

Purchaser and the Additional Offerors did not consider net book value in determining the fairness of the Offer and the Merger to the Company’s unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices of the Shares. They note, however, that the Offer Price is higher than the net book value of the Shares. Purchaser and the Additional Offerors did not consider liquidation value in determining the fairness of the Offer and the Merger to the Company’s unaffiliated stockholders because the Company will continue to operate its businesses following completion of the Offer and the Merger. Purchaser and the Additional Offerors did not establish a going concern value for the Shares in determining the fairness of the Offer and the Merger to the Company’s unaffiliated stockholders. “Going concern value” refers to the value of an operating business that would be greater than the sum of its assets were they sold separately because it includes intangibles such as goodwill and operating efficiencies. Purchaser and the Additional Offerors did not believe it appropriate to consider any incremental value for the Company as a going concern because the Company will continue to operate its business following completion of the Offer and the Merger.

After considering the foregoing factors, the other information available to Purchaser and the Additional Offerors, and after various meetings and discussions, Purchaser and the Additional Offerors concluded that the Offer and the Merger are substantively and procedurally fair to the Company’s unaffiliated stockholders. With respect to procedural fairness, Purchaser and the Additional Offerors concluded that the lack of procedural safeguards described in the final bullet above was outweighed by the non-coercive nature of the Offer and the availability of appraisal rights in connection with the Merger.

The foregoing discussion addresses the material information and factors considered by Purchaser and the Additional Offerors in their evaluation of the substantive and procedural fairness of the Offer and the Merger, including factors that support the Offer and the Merger as well as those that may weigh against the Offer and the Merger. In view of the variety of factors considered in reaching their determinations, Purchaser and the Additional Offerors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching their conclusions. In addition, Purchaser and the Additional Offerors may have given different weight to different factors. Purchaser and the Additional Offerors viewed their conclusions as being based upon their experience and judgments, in light of the totality of the information presented and considered, of the overall effect of the Offer and the Merger on the Company’s unaffiliated stockholders compared to any alternative transaction or remaining an independent company.

At least a majority of the Shares held by the Company’s unaffiliated stockholders must be tendered in order to satisfy the Minimum Condition. If the Minimum Condition is satisfied and the Offer is consummated, the completion of the Merger will not be subject to approval by the Company’s stockholders. If, however, we waive the Minimum Condition, the approval of a majority of the Company’s unaffiliated stockholders will not be required in order for the Offer to be consummated on the basis that a number of Shares, together with any Shares then owned by Purchaser representing at least 66.7% of the outstanding Shares of the Company as of the Expiration Date of the Offer be tendered in the Offer. If we waive the Minimum Condition and the Offer is consummated, the approval of a majority of the Company’s unaffiliated stockholders will not be required to approve the Merger.

We believe that the Offer is being commenced by Purchaser and the Additional Offerors without the Company’s involvement. Accordingly, at the time of commencement of the Offer, none of Purchaser or the Additional Offerors believe that a majority of the Company’s directors who are not employees of the Company has retained an unaffiliated representative to act solely on behalf of the Company’s unaffiliated stockholders in connection with the Offer or the Merger or for purposes of preparing a report concerning the fairness of the Offer or the Merger. In addition, at the time of commencement of the Offer, none of Purchaser or the Additional Offerors believe that the Offer or the Merger has been approved by a majority of the Company’s directors who are not employees of the Company.

The Company and Galaxy Partners have received several expressions of interest from stockholders of the Company, as well as third parties, related to the acquisition of Shares. In addition to the expressions of interest described in the immediately following paragraph and from Mill Road as described below in “The Offer—Section 10,” Mr. Lipka communicated to Galaxy Partners in late 2008 that a party may be interested in purchasing Galaxy Partners’ Shares. It was later communicated that the interested party was a member of the Company Board, Peter J. Jungsberger. The interested party indicated that the potential purchase price would be at a slight premium to the amount per Share that Galaxy Partners paid for its Shares. As Galaxy Partners, the Company’s majority stockholder, is not interested in selling its Shares, these expressions of interest have not been pursued by the Company or Galaxy Partners.

On January 22, 2009, Michael Broll, Chief Executive Officer of the Company, received a letter from an investment firm expressing a non-binding indication of interest to acquire 100% of the common stock of the Company. Mr. Broll forwarded the letter to Mr. Lipka, who then forwarded the letter to the Company Board. After the members of the Company Board reviewed the letter, a Company Board meeting was called to discuss this preliminary indication of interest. Prior to the Company Board meeting, Galaxy Partners communicated to Mr. Lipka that it had no interest in selling its majority interest in the Company and therefore the preliminary indication of interest was not further discussed.

3.	Reports, Opinions, Appraisals and Negotiations

None of Purchaser or the Additional Offerors received any report, opinion or appraisal from an outside party materially related to the Offer or the Merger, including any report, opinion or appraisal relating to the fairness of the Offer Price or the fairness of the Offer and the Merger to the Company or to the Company’s affiliated or unaffiliated stockholders.

INTRODUCTION

Purchaser, on behalf of the Additional Offerors, is offering to purchase all Shares of the Company at the Offer Price, on the terms and subject to the conditions set forth in the Offer.

Stockholders whose Shares are registered in their own names and who tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. We will pay all fees and expenses of the Depositary and the Information Agent incurred in connection with the Offer.

Following the completion of the Offer, Purchaser and the Additional Offerors expect that Purchaser will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger. Pursuant to the Merger, each remaining Share then outstanding (other than Shares held by the Company, the Additional Offerors or Purchaser, all of which will be cancelled) will be converted into the right to receive the Offer Price, without interest.

The Offer is conditioned upon, among other things, the Company’s stockholders validly tendering and not properly withdrawing prior to the expiration date of the Offer, a number of Shares which, together with any other Shares then owned by Purchaser, represents at least 90% of the outstanding Shares of the Company as of the expiration date of the Offer (the “Minimum Condition”). However, the Additional Offerors intend to cause Purchaser to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the expiration date of the Offer have been validly tendered and not withdrawn. The Offer is also conditioned upon Galaxy Partners, Mill Road and certain other individuals having entered into a limited liability company operating agreement for MW1 prior to the expiration date of the Offer, pursuant to which Galaxy Partners and Mill Road will contribute certain Shares and cash to MW1. The Offer also is subject to certain other conditions.

As of December 29, 2008, there were 27,051,294 Shares issued and outstanding. the Additional Offerors expect to contribute to Purchaser, prior to the expiration date of the Offer, a total of 14,370,728 Shares. As a result, as of such date, the number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition is 9,975,437. Certain other conditions to the consummation of the Offer are described in “The Offer—Section 15.” We expressly reserve the right to waive any of the conditions to the Offer.

Under Delaware law, if after consummation of the Offer we own at least 90% of the Shares then outstanding, we will be able to cause the Merger to occur without a vote of the Company’s stockholders. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the completion of the Merger will not be subject to approval by the Company’s stockholders. However, if we waive the Minimum Condition and acquire less than 90% of the Shares, the approval of the Company Board and a vote of the Company’s stockholders would be required under Delaware law to approve the Merger. The Company would be required in connection therewith to circulate a proxy statement or information statement conforming to the requirements of applicable Securities and Exchange Commission (“SEC”) regulations and, consequently, a significantly longer period of time would be required to effect the Merger than if no vote were required.

The Additional Offerors each believe that the cost to the Company of continuing to file periodic reports with the Securities and Exchange Commission and complying with the proxy and annual report requirements under the Exchange Act outweighs the benefits to the Company and its stockholders of continuing as a publicly traded company. In the event Purchaser acquires less than 90% of the outstanding Shares, there are various means by which the Company could become privately held. In addition to a merger subject to board approval and a stockholder vote, as described in the preceding paragraph, the Company could effect a reverse stock split or, if there are fewer than 300 record holders of Shares, the Company could “go dark” by terminating registration of the Shares under the Securities Exchange Act of 1934. Whether by means of the Merger or otherwise, the Additional Offerors intend to cause the Company to become privately held following consummation of the Offer.

Material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger are described in “The Offer—Section 5.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15” below. The Offer will expire at 5:00 p.m., Eastern time, on March 16, 2009, unless we extend it.

This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn, in accordance with the procedures set forth in “The Offer—Section 4,” on or prior to the Expiration Date at the Offer Price. The term “Expiration Date” means 5:00 p.m., Eastern time, on March 16, 2009, unless and until we, in accordance with the terms of the Offer, extend the period of time for which the Offer is open, in which event the term “Expiration Date” means the time and date at which the Offer, as so extended, will expire.

We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer. Upon the satisfaction or waiver of all of the conditions to the Offer, we will accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer, promptly after the Expiration Date of the Offer. We acknowledge (a) that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as is required in order to comply with applicable laws), any Shares upon the occurrence of any event specified in “The Offer—Section 15” without extending the period of time during which the Offer is open.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to PR Newswire.

If we extend the Offer, are delayed in our payment for Shares (after our acceptance of Shares for payment) or are unable to pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in “The Offer—Section 4.” Our ability to delay the payment for Shares that we have accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches in significance the terms of the Offer relating to price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change of price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten (10) business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and Galaxy Partners, Mill Road and certain other individuals entering into a limited liability company operating agreement for MW1 prior to the Expiration Date. The Offer is also subject to the other conditions set forth in “The Offer—Section 15.” We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of the conditions of the Offer. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may elect to (a) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered, or (b) terminate the Offer and not accept for payment any Shares and return all tendered Shares to the tendering stockholders. In the event that we waive any condition set forth in “The Offer—Section 15,” the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

We reserve the right (but are not required) to provide a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) business days immediately following the expiration of the Offer (a “Subsequent Offering Period”) if the Minimum Condition is not satisfied. Our right to provide a subsequent offering period is in addition to our rights pursuant to “The Offer—Section 15.” Subject to the terms and conditions of the Offer, we will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, promptly after any such Shares are tendered during such subsequent offering period.

In order to provide a Subsequent Offering Period, we must satisfy the following conditions:

• the Offer was open for at least twenty (20) business days and has expired;

• we immediately accept and promptly pay for all Shares tendered during the initial Offer period;

• we announce the results of the Offer, including the approximate number and percentage of Shares tendered to date, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period;

• we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period; and

• we pay the same form and amount of consideration for Shares tendered in both the initial Offer period and the Subsequent Offering Period.

A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer.

Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is provided.

We are using, for the purpose of disseminating the Offer to holders of Shares, a stockholder list and security position listings that the Company previously provided to Galaxy Partners. This Offer to Purchase, the related Letter of Transmittal and other relevant materials are being mailed to record holders of Shares, and these materials are being furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

Galaxy Partners expects to contribute, through MW1, its 13,811,120 Shares to Purchaser prior to the Expiration Date, and has advised Purchaser that it will not tender any Shares pursuant to the Offer. Mill Road, which owns 559,608 Shares, also expects to contribute, through MW1, its Shares to Purchaser prior to the Expiration Date and will not tender any Shares pursuant to the Offer.

2.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date (as permitted by “The Offer—Section 4”) promptly after the Expiration Date.

With respect to any Subsequent Offering Period, we will, subject to the terms and conditions of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such Subsequent Offering period, promptly after any such Shares are tendered during such Subsequent Offering Period.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below in “The Offer—Section 3”) with respect thereto), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility (as defined below in “The Offer—Section 3”) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not properly withdrawn, if and when we give written notice to the Depositary of our acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

If we are delayed in our acceptance for payment of, or payment for, Shares or are unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in “The Offer—Section 4.”

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, promptly after the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “The Offer—Section 3,” such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, promptly after the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

Purchaser will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer, provided, however, that if (a) payment of the Offer Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name(s) of, any person(s) other than the registered owner(s), or (b) if any tendered certificate(s) are registered, or the Shares tendered are otherwise held, in the name(s) of any person(s) other than the registered owner(s), the amount of any transfer taxes (whether imposed on the registered owner(s) or such other person(s)) payable on account of such transactions will be deducted from the Offer Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted with the Letter of Transmittal.

If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to the holders of all Shares that we purchase in the Offer, whether the Shares were tendered before or after the increase in price.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares

Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through a Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares.

Book-Entry Transfer

The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be delivered to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.”

Required documents must be delivered to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares tendered therewith) and such registered holder(s) has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program, or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery

If you want to tender your Shares pursuant to the Offer and your certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

• such tender is made by or through an Eligible Institution;

• a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

• the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by mail to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase.

Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at the Book-Entry Transfer Facility.

Appointment as Proxy

By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders of any Shares determined by us not to be in proper form or the acceptance for payment of which, or payment for which, may be unlawful. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Additional Offerors, Purchaser, or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. While all questions as to the validity, form, eligibility and acceptance of any tender of Shares will be determined by us in our sole discretion, only a court of competent jurisdiction can make a determination that is final and binding. Holders of Shares may challenge our determinations and our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto).

Lost or Destroyed Certificates

Holders of Shares whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should contact the transfer agent for the Company’s common stock, Continental Stock Transfer & Trust Company. The stockholder will then be instructed by Continental Stock Transfer & Trust Company as to the steps that must be taken in order to replace such certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Holders of Shares are urged to contact Continental Stock Transfer & Trust Company immediately in order to permit timely processing of this documentation. Certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an Agent’s Message, and any other required documents must be delivered to the Depositary and not to us or the Information Agent. Any such documents delivered to us or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Binding Agreement

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that the stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, may also be withdrawn at any time after April 14, 2009.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.

If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in “The Offer—Section 3,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again following one of the procedures described in “The Offer—Section 3,” any time prior to the Expiration Date.

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdraw them as described in this “The Offer—Section 4.” Any such delay will be accompanied by an extension of the Offer to the extent required by law. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion. None of the Additional Offerors, Purchaser, or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. While all questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, only a court of competent jurisdiction can make a determination that is final and binding. Holders of Shares may challenge our determinations.

No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

5.	Material United States Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax considerations of the Offer and the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), temporary and final Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions, all as currently in effect as of the date of this Offer to Purchase. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the U.S. federal income tax consequences of the Offer or the Merger. The statements herein are not binding on the IRS or a court. As a result, we cannot assure you that the tax consequences discussed below will not be challenged by the IRS or sustained by a court if so challenged.

This summary does not address aspects of U.S. federal taxation other than U.S. federal income taxation. This summary does not address all aspects of U.S. federal income taxation, including aspects of U.S. federal income taxation that may apply to particular stockholders who are subject to special provisions of U.S. federal income tax law, including, without limitation, stockholders who acquired Shares as a result of the exercise of employee stock options or other compensation transactions, tax-exempt organizations, financial institutions, broker dealers and certain traders, insurance companies, persons having a “functional currency” other than the U.S. dollar, persons who hold Shares as part of a straddle, wash sale, hedging or conversion transaction, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons subject to the alternative minimum tax and certain U.S. expatriates. In addition, the tax consequences described herein do not address any state, local or foreign tax consequences of the Offer or the Merger. This summary only applies to stockholders who hold their Shares as a capital asset.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a U.S. citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons is authorized to control all of its major decisions. As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) an individual who is classified as a nonresident alien for U.S. federal income tax purposes, (b) a foreign corporation or (c) a foreign estate or trust the income of which is not subject to U.S. federal income taxation regardless of source.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors as to the particular tax consequences applicable to them.

Each stockholder is urged to consult his, her or its own tax advisor with respect to the particular tax consequences to him, her or it of the Offer, the Merger and the exercise of appraisal rights, including U.S. federal, state, local, foreign and other tax consequences.

Taxable Sale of Shares

The receipt of cash in exchange for Shares pursuant to, or in connection with, the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (less, in the case of exercise of appraisal rights, any amount received as interest) and the U.S. Holder’s adjusted tax basis in the Shares surrendered. Such gain or loss generally will be capital gain or loss. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the Offer or the Merger. Any interest awarded to a U.S. Holder that exercises appraisal rights will be subject to tax for U.S. federal income tax purposes at ordinary income tax rates.

Capital gain recognized from the disposition of Shares held for more than one year will be long-term capital gain. In the case of U.S. Holders who are individuals or certain trusts and estates, long-term capital gain generally will be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain with respect to Shares held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused capital losses may be carried forward to subsequent tax years.

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax with respect to cash received in exchange for Shares pursuant to, or in connection with, the Offer or the Merger.

Galaxy Partners, Mill Road, MW1, Purchaser and the Company will not sell Shares in the Offer and, therefore, will not recognize gain or loss for U.S. federal income tax purposes as a result of the Offer. It is expected that the Merger will qualify as a reorganization under Section 368(a) of the Code and that none of Galaxy Partners, Mill Road, MW1, Purchaser and the Company will receive cash or any other taxable consideration in connection with the Merger. In this case, Galaxy Partners, Mill Road, MW1, Purchaser and the Company will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS with respect to any payments made pursuant to, or in connection with, the Offer or the Merger. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the Depositary and to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a “United States person” (as defined in the Code). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability, provided that the stockholder timely furnishes the required information to the IRS.

6.	Price Range of the Shares

The Shares are traded on the OTC Bulletin Board (the “OTCBB”) under the symbol “GXYF”. The following table sets forth, for the periods indicated, the high and low sales prices for the Shares as reported on the OTCBB:

	High	Low
Fiscal Year Ending March 31, 2009
Fourth Quarter (through February 6, 2009)	$0.30	$0.16
Third Quarter	$0.24	$0.12
Second Quarter	$0.25	$0.14
First Quarter	$0.27	$0.13
Fiscal Year Ended March 31, 2008
Fourth Quarter	$0.33	$0.15
Third Quarter	$0.47	$0.21
Second Quarter	$0.55	$0.25
First Quarter	$0.80	$0.49
Fiscal Year Ended March 31, 2007
Fourth Quarter	$0.82	$0.49

On February 6, 2009, the last full day of trading prior to the first public announcement of the Offer, the last sale price of the Shares as reported on the OTCBB was $0.17 per Share. The average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board, was $0.21 per Share. The highest last sale price of the Shares as reported on the OTC Bulletin Board during the fifty-two (52) weeks preceding the first public announcement of the Offer was $0.32 per Share.

The price of $0.36 per Share in the Offer represents a premium of approximately 112% to the last sale price of the Shares as reported on the OTC Bulletin Board on February 6, 2009 and a premium of approximately 73% to the average sale price of the Shares during the thirty (30) trading days preceding the first public announcement of the Offer, based on the last sale price on each trading day as reported on the OTC Bulletin Board. The price of $0.36 per Share in the Offer also represents a premium of approximately 13% to the highest last sale price of the Shares as reported on the OTC Bulletin Board during the fifty-two (52) weeks preceding the first public announcement of the Offer.

The price of $0.36 per Share in the Offer is the same as the approximate implied price per Share paid by Galaxy Partners for the 13,811,120 Shares it acquired on November 18, 2008.

Stockholders are urged to obtain a current market quotation for the Shares.

7.	Effect of the Offer on the Market for the Shares; Exchange Act Registration and the OTC Bulletin Board

Effect of the Offer on the Market for the Shares

The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Exchange Act Registration and the OTC Bulletin Board

The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated.

If, as a result of the purchase of Shares pursuant to the Offer or the proposed Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, we intend to cause the Company to apply for termination of such registration.

To be eligible for quotation on the OTCBB, the Company must remain current in its filings with the SEC. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, there are fewer than 300 record holders of Shares, the Company will no longer be required to maintain registration of the Shares under the Exchange Act and file periodic and special reports, proxy statements and other information with the SEC. In this event, we and the Additional Offerors will cause the Company to apply for termination of such registration, and the Company will no longer meet the requirements for the Shares being quoted on the OTCBB.

In the event that the Shares were no longer quoted on the OTCBB, it is possible that the Shares would be quoted on the Pink Sheets. Trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described above and other factors. In any event, if registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated promptly following the consummation of the Merger and there will be no continued trading market for the Shares.

8.	Information Concerning the Company

The Company was founded in 1972 under the original name of Fiesta Foods & Galaxy Foods, in New Castle, Pennsylvania. In 1980, the Company changed its name to Galaxy Cheese Company, and in 1987 reincorporated under the laws of the State of Delaware. In 1987, the Company completed its initial public offering. In June 1991, the Company moved from New Castle, Pennsylvania to Orlando, Florida, and in November 2000 the Company changed its name to Galaxy Nutritional Foods, Inc. The Shares are traded on the OTCBB under the symbol “GXYF”. As of January 31, 2009, the principal executive offices of the Company were located at 5955 T.G. Lee Boulevard, Suite 201, Orlando, Florida 32822, and its telephone number was (407) 855-5500. On January 21, 2009, the Company reported that after it vacates its 5955 T.G. Lee Boulevard offices, the lease for which was scheduled to expire on January 31, 2009, the Company intends to move its principal executive offices to newly rented office space located at 6280 Hazeltine National Drive, Orlando, Florida 32822.

The Company develops and globally markets plant-based cheese alternatives, organic dairy and other organic and natural food products to grocery and natural foods retailers, mass merchandisers and food service accounts. The Company’s overall strategy is to enhance the value of its brands by developing nutritious and delicious food products made with high quality natural ingredients that exceed the expectations of today’s health conscious consumers. The Company is also committed to reducing its environmental impact as part of its Eat Green for Body & Earth™ program that offsets carbon emissions associated with product shipping and emphasizes the use of organic ingredients.

The selected consolidated financial data presented below, as of or for the years ended March 31, 2008 and 2007, are derived from the audited historical financial statements of the Company. The selected financial data presented below, as of or for the nine-month periods ended December 31, are derived from unaudited consolidated financial statements of the Company. This information should be read in conjunction with “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II – Item 8. Financial Statements” from the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC on June 30, 2008 and “Part I – Item 1. Financial Statements” and “Part I. – Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the Company’s Quarterly Report on Form 10-Q for the periods ended December 31, 2008 and December 31, 2007 filed with the SEC on February 12, 2009 and February 12, 2008, respectively. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

The ratio of earnings to fixed charges is not applicable because the Company currently has no indebtedness, debt securities or preference equity securities. Based on the Company’s unaudited balance sheet as of December 31, 2008, the Company’s book value per Share was approximately $0.12.

	Nine Months Ended December 31		Year Ended March 31
	2008	2007	2008	2007
	(unaudited)	(unaudited)
STATEMENTS OF INCOME DATA:

Net Sales	$18,413,893	$18,763,360	$25,190,600	$27,162,110

Gross Margin	5,899,221	7,416,954	9,513,946	10,937,561

Total Operating Expenses	5,078,101	5,954,936	7,709,778	10,045,000

Income From Operations	821,120	1,462,018	1,804,168	892,561

Net Income	539,908	1,106,705	1,338,855	146,498

Basic Net Income Per Common Share	0.03	0.06	0.08	0.01

Diluted Net Income Per Common Share	0.03	0.05	0.07	0.01

BALANCE SHEET DATA:

Total Current Assets	5,424,310	4,389,221	4,622,729	4,171,457

Property and Equipment, Net	51,504	70,706	65,671	90,181

Other Assets	49,385	74,823	68,463	102,980

Total Assets	5,525,199	4,534,750	4,756,863	4,364,618

Total Current Liabilities	2,197,693	5,397,445	5,389,562	3,464,537

Accrued Employment Contracts (less current portion)	--	2,154	--	194,491

Related Party Note Payable (less current portion)	--	--	--	2,677,144

Total Liabilities	2,197,693	5,399,599	5,389,562	6,336,172

Total Stockholders’ Equity (Deficit)	3,327,506	(864,849)	(632,699)	(1,971,554)

Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2008 and other publicly available information. The summary information set forth in this Section 8 and elsewhere in this Offer to Purchase is qualified in its entirety by reference to such Report and other publicly available documents and records on file with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such Report and other publicly available documents and records filed by the Company with the SEC. Neither Purchaser, the Additional Offerors, nor the Information Agent assumes any responsibility for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of the information contained in this Offer to Purchase with respect to the Company, but which are unknown to Purchaser and the Additional Offerors.

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the SEC’s Office of Investor Education and Advocacy at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

9.	Information Concerning Purchaser, MW1, Mill Road and Galaxy Partners

Purchaser is a Delaware corporation and was formed by MW1 for the specific purpose of making the Offer. Purchaser has not conducted any other business to date. As of the date of this Offer to Purchase, Purchaser is a wholly owned subsidiary of MW1. Upon consummation of the Merger, Purchaser will merge with and into the Company and the Company will survive the Merger as a wholly owned subsidiary of MW1. The business address of Purchaser and MW1 is c/o Mill Road Capital, L.P., Two Sound View Drive, Suite 300, Greenwich, Connecticut 06830, and the business telephone number is (203) 987-3500. The name, business address, citizenship, present principal occupation and employment history of each director and executive officer of Purchaser are set forth in Schedule I to this Offer to Purchase.

MW1 is a Delaware limited liability company and was formed for purposes of facilitating the Offer. MW1 was formed by Mill Road, and Mill Road is the sole member of MW1 as of the date of this Offer to Purchase. Mill Road is an investment firm that focuses on investments in publicly traded companies under $250 million in size. Mill Road owns 559,608 Shares, representing approximately 2.1% of the 27,051,294 issued and outstanding Shares as of December 29, 2008. The general partner of Mill Road is Mill Road Capital GP LLC, a Delaware limited liability company (“MRCGP”), and the principal business of MRCGP is to act as the sole general partner of Mill Road. The address of Mill Road and MRCGP is Two Sound View Drive, Suite 300, Greenwich, Connecticut 06830. The name, business address, citizenship, present principal occupation and employment history of each person controlling MRCGP are set forth in Schedule II to this Offer to Purchase. By virtue of their positions as management committee directors of MRCGP, each such person has shared power to vote and dispose of the 559,608 Shares owned by Mill Road. As members of a group that includes Galaxy Partners under Exchange Act Rule 13d-5, Mill Road, MRCGP and the persons identified on Schedule II to this Offer to Purchase as controlling MRCGP, the general partner of Mill Road, may be deemed to have beneficial ownership of the 13,811,120 Shares owned by Galaxy Partners.

On February 6, 2009 Mill Road and Galaxy Partners, currently the Company’s majority stockholder, entered into a term sheet in which the parties identified their intention for Galaxy Partners to contribute its 13,811,120 Shares to MW1 and to become a 50% equity holder of MW1 prior to the Expiration Date. By entering into this term sheet, Mill Road and Galaxy Partners formed a group pursuant to Rule 13d-5 of the Exchange Act. Upon formation of the group, Mill Road may be deemed to be the beneficial owner of Galaxy Partners’ Shares and, therefore, Mill Road may be deemed to be an affiliate of the Company.

As of the date of this Offer to Purchase, neither Purchaser nor MW1 is an affiliate of the Company. However, MW1 expects that Galaxy Partners will contribute its 13,811,120 Shares to MW1 and become a 50% equity holder of MW1 prior to the Expiration Date. MW1 will subsequently contribute these 13,811,120 Shares to Purchaser prior to the Expiration Date, making Purchaser an affiliate of the Company as of the Expiration Date. Galaxy Partners has advised Purchaser that it will not tender any Shares pursuant to the Offer. The principal business of Galaxy Partners is to own the Shares it acquired pursuant to the November Purchase Agreement (as defined below), its business address is 17725 Juniper Path, Lakeville, Minnesota 55044, and its business telephone number is (952) 431-0400. The name, business address, citizenship, present principal occupation and employment history of each member of Galaxy Partners are set forth in Schedule III to this Offer to Purchase. By virtue of his position as the sole manager and governor of Galaxy Partners, Timothy Krieger may be deemed to have shared voting and dispositive power of the 13,811,120 Shares held by Galaxy Partners. The 13,811,120 Shares owned by Galaxy Partners represents approximately 51.1% of the 27,051,294 issued and outstanding Shares as of December 29, 2008. As a member of a group that includes Mill Road under Exchange Act Rule 13d-5, Galaxy Partners and Timothy Krieger may be deemed to have beneficial ownership of the 559,608 Shares owned by Mill Road.

Except as set forth elsewhere in this Offer to Purchase or in Schedule IV hereto: (i) other than the 13,811,120 Shares owned by Galaxy Partners and the 559,608 Shares owned by Mill Road, neither Purchaser, the Additional Offerors, MRCGP nor, to the best of our knowledge, any of the persons listed in Schedules I, II and III hereto or any associate or majority-owned subsidiary of Purchaser, the Additional Offerors, MRCGP or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Purchaser, the Additional Offerors nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, subsidiaries or pension, profit-sharing or similar plans has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) other than the Term Sheet dated as of February 6, 2009 between Galaxy Partners and Mill Road (the “Term Sheet”), the Standstill Agreement dated as of February 6, 2009 by and between Galaxy Partners and Mill Road (the “Standstill Agreement”) and the Stock Purchase Agreement dated November 18, 2008 by and among the Company, Frederick A. DeLuca and Galaxy Partners (the “November Purchase Agreement”), each described in “The Offer—Section 12,” neither Purchaser, the Additional Offerors, MRCGP nor, to our knowledge, any of the persons listed in Schedules I, II and III hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) other than pursuant to the Term Sheet and the November Purchase Agreement, during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, the Additional Offerors, MRCGP or any of their respective subsidiaries or, to our knowledge, any of the persons listed in Schedules I, II and III hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) other than the Term Sheet, the Standstill Agreement, the November Purchase Agreement and as described in “The Offer—Section 10,” during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, the Additional Offerors, MRCGP or any of their respective subsidiaries or, to the best of our knowledge, any of the persons listed in Schedules I, II and III hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

Neither Purchaser, the Additional Offerors, MRCGP nor any of the persons listed in Schedules I , II and III hereto, has during the past five (5) years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. Background	of the Offer; Contacts with the Company

Galaxy Partners

In early summer 2008, Larry Obkerfeldt introduced Timothy Krieger, currently the sole manager and governor of Galaxy Partners, to a broker who facilitated an introduction to David H. Lipka, Chairman of the Company Board. Neither Mr. Obkerfeldt, of Scottsdale, Arizona, nor the broker, from The Acquisition Advisory Group of Palm Springs, California, had any prior relationship with Galaxy Partners or, to Purchaser’s and the Additional Offerors’ knowledge, the Company. Mr. Lipka, on behalf of the Company, was seeking a purchaser for the interests in the Company held by Frederick A. DeLuca. Mr. DeLuca was then the owner of 3,869,842 Shares and a note from the Company in the principal amount of $2,685,104.17. The note, which was convertible into Shares, was due to mature in October 2008.

Commencing in July 2008, Mr. Krieger and Mr. Lipka engaged in discussions regarding the purchase of Mr. DeLuca’s Shares and note. Prior to this time, other than a commercial transaction between the Company and a predecessor to Fairway Dairy and Ingredients LLC, a Minnesota based company specializing in the buying, selling, reclamation and reprocessing of dairy products, including cheeses, and an affiliate of Galaxy Partners (“Fairway”), there was no relationship between Galaxy Partners and its affiliates, on the one hand, and the Company, on the other hand. Mr. Krieger is a member and manager of both Galaxy Partners and Fairway. The commercial transaction between the Company and the predecessor to Fairway occurred in the ordinary course of business in or around 1999, and involved the purchase of two loads of dairy product.

Neither Purchaser nor the Additional Offerors had actual knowledge as to the reasons why the Company was actively seeking a buyer for the ownership interests in the Company held by Mr. DeLuca, but it is their understanding that the Company was in discussions with Mr. DeLuca regarding options to extend the maturity date of the convertible note, refinance and/or convert all or a portion of the convertible note and accrued interest thereon into equity at a lower conversion price on or before its maturity on October 19, 2008. The Company therefore may also have been seeking a buyer that would purchase and convert the note into Shares. The Company had received a report from its independent accountants relating to its audited financial statements as of March 31, 2008, containing a statement that because the Company may be required to pay the convertible note and accrued interest thereon in full by October 19, 2008, possibly leaving the Company with insufficient cash funds to continue operations, there was substantial doubt as to the Company’s ability to continue as a going concern.

In September, October and November 2008, negotiations continued among Mr. Krieger, Mr. Lipka and Mr. DeLuca and their respective legal counsel, culminating in Galaxy Partners’ agreement to purchase Mr. DeLuca’s interests. During this time, Mr. Krieger engaged Mr. Lipka via phone and in person on multiple occasions to continue negotiations. On September 30, 2008, Galaxy Partners and Mr. Lipka had a telephone conference to discuss the terms and timing of the potential transaction. In the first half of October 2008, Galaxy Partners and Mr. Lipka had various telephone conferences to discuss financing, composition of the Company Board, the legal agreements necessary to effect the potential transaction, and potential exclusivity for Galaxy Partners to complete the transaction. On October 22, 2008, Mr. Krieger and another member of Galaxy Partners, Michael D. Slyce, met with Mr. Lipka and Michael Broll, the Company’s Chief Executive Officer, at the Company’s headquarters in Orlando, Florida to discuss the status of the Company’s business and operations, for Galaxy Partners’ due diligence purposes. On October 28, 2008, Galaxy Partners and Mr. Lipka had a telephone conference to discuss financing and the Company’s management team. In early November 2008, Galaxy Partners and Mr. Lipka had a telephone conference to discuss the timing of closing the potential transaction.

On November 18, 2008, the Company, Frederick A. DeLuca, and Galaxy Partners entered into a Stock Purchase Agreement pursuant to which Mr. DeLuca, in exchange for the sum of $5 million, sold to Galaxy Partners 3,869,842 Shares and assigned to Galaxy Partners all of his right, title and interest in and to an unsecured convertible note of the Company in the amount of $2,685,104 (the “Convertible Note”). In connection with the November Purchase Agreement, Galaxy Partners converted all of the outstanding principal and accrued interest under the Convertible Note into 9,941,278 Shares. As a result of the conversion of the Convertible Note into 9,941,278 Shares, Galaxy Partners acquired an aggregate of 13,811,120 Shares, at an implied purchase price of approximately $0.36 per Share, and consequently became the Company’s majority stockholder, owning approximately 51.1% of the 27,051,294 issued and outstanding Shares as of December 29, 2008.

Galaxy Partners is comprised of seven members. In consideration of the conversion of the Convertible Note into Shares, the Company agreed to expand the size of the Company Board from four to seven members and elected three of the seven members of Galaxy Partners – David B. Johnson, Timothy S. Krieger and Michael D. Slyce – to the Company Board.

Effective upon the closing of the transactions contemplated by the November Purchase Agreement, David H. Lipka, Chairman of the Company Board, entered into a Consultant Agreement (the “Consulting Agreement”) by and among David H. Lipka, Galaxy Partners and Fairway. Under the Consulting Agreement, Mr. Lipka has been engaged as an independent consultant of Galaxy Partners to serve as, and in the capacity of, an adviser and consultant to the management of Galaxy Partners and Fairway. The Consulting Agreement has a term of three (3) years. In exchange for his services, Galaxy Partners agreed to pay Mr. Lipka aggregate consideration of $500,000, $300,000 of which was paid in November 2008 and $33,333 of which was paid in January 2009.

In consideration of the consulting arrangement, Mr. Lipka agreed to waive his rights under the Company’s 2007 Stay Bonus, Severance Bonus and Sales Plan (the “Plan”). As it relates to the Plan, Mr. Lipka was otherwise eligible to receive the following payments: 1) a stay bonus with a minimum amount of $125,000 and a maximum of $375,000 (depending upon allocation among key executives) had any entity, other than Frederick Deluca and/or his affiliates, acquired at least 60% of the equity securities of the Company then outstanding or all or substantially all of the Company’s assets (either of which is defined as a “Company Sale”); 2) a severance payment of $125,000 if, at any time during the period commencing on the consummation date of a Company Sale and ending on the first anniversary thereafter, his employment or his position as Chairman of the Company Board was terminated for any reason other than by the Company with Cause (as defined in the Plan) or he was not re-elected to the Company Board; and 3) a sales bonus equal to 55.5% of an uncapped bonus pool based on a range of sale prices in the event of a Company Sale. In aggregate, these potential payments could range from $250,000 to $500,000 plus any incremental amount due to the sales bonus.

In addition to being a member of the Company Board, Mr. Lipka is also a member of the Board of Directors of Doctors Associates Inc. (Subway Stores), a large purchaser of cheese products. Mr. Lipka also developed a relationship with Schreiber Foods, Inc. (“Schreiber”), one of the largest cheese processors in the United States. Mr. Lipka was instrumental in helping the Company enter into its June 30, 2005 Supply Agreement with Schreiber, under which Schreiber manufactures and distributes substantially all of the Company’s products.

Neither Purchaser nor the Additional Offerors had actual knowledge as to the reasons why Mr. Lipka waived his rights under the Plan, but it is their belief that while Mr. Lipka could potentially receive larger payments under the Plan, the Consulting Agreement provided greater certainty for Mr. Lipka. Galaxy Partners entered into the Consulting Agreement as Mr. Lipka’s waiver of his rights under the Plan relieved the Company (and therefore its stockholders, including Galaxy Partners as an approximately 51.1% owner of the Company) of a potentially larger payment with uncapped liability, while at the same time assuring that both Galaxy Partners and Fairway would have access to Mr. Lipka’s expertise and relationships with companies buying and selling cheese products. A copy of the Plan is included as Exhibit 10.45 to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2007 filed with the SEC on February 2, 2008, and a copy of Mr. Lipka’s waiver is included as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2008.

In connection with Galaxy Partners becoming the majority stockholder of the Company, Mr. Krieger entered into a letter agreement with Michael E. Broll, the Chief Executive Officer of the Company, dated October 30, 2008. Mr. Broll agreed to continue as CEO until March 31, 2009. In the event a new employment agreement could not be negotiated between the Company and Mr. Broll by such date, Mr. Krieger obligated the Company to pay Mr. Broll $20,000 per month for 25 consecutive months. The letter agreement was subsequently ratified by the Company Board on November 14, 2008.

The Company had been contemplating a reverse stock split prior to Galaxy Partners’ acquisition of Shares in November 2008, and on December 29, 2008 Mr. Krieger requested that the Company Board form a special committee of its directors to continue the Company’s evaluation of a reverse stock split. The Company had considered that a reverse stock split might make it possible for the Company to reduce the number of its stockholders of record below 300 and apply for termination of registration of the Shares under the Exchange Act, which would result in significant cash savings for the Company. The Company formed such a special committee on December 29, 2008, consisting of Peter J. Jungsberger and Robert S. Mohel, the Company’s two independent directors.

On January 21, 2009, in connection with a meeting of the Company Board on such date, David B. Johnson, a director of the Company and a member of Galaxy Partners, requested that the Board postpone further action with respect to the special committee, such as authorizing funding for the special committee. The Company Board agreed to defer further action with respect thereto, on the basis of the difficulty of raising the additional financing necessary to accomplish a reverse stock split in light of then current economic downturn and credit crisis.

Mill Road

In early 2007, Mill Road first met with Michael Broll, Chief Executive Officer of the Company. At that meeting, Mill Road introduced itself to Mr. Broll and discussed its potential interest in purchasing Shares in the public market. Mill Road acquired its current stake in the Company in the public markets over a two-day period: (i) on February 26, 2007, Mill Road acquired 547,308 Shares for approximately $0.72 per Share and (ii) on February 27, 2007, Mill Road acquired 12,300 Shares for approximately $0.69 per Share.

On March 27, 2007, Mill Road sent a letter to the Company stating Mill Road’s interest in the possibility of leading an acquisition of the Company and that Mill Road was prepared to begin discussions. On April 4, 2007, Mill Road sent another letter to the Company stating that it agreed to refrain from trading Shares and to keep confidential all non-public information provided by the Company.

On July 13, 2007, Mill Road sent an email to the Company reiterating its interest in acquiring the Company and providing an initial non-binding offer range of $0.80 to $1.10 per Share, pending additional due diligence. Subsequently, Mill Road continued to hold discussions with the Company and conduct its due diligence.

On August 8, 2007, Mill Road sent an email to David Lipka, Chairman of the Company Board, describing possible terms of a going private transaction whereby Mill Road would purchase Shares at a revised price of $0.60 per Share and Frederick DeLuca, a stockholder of the Company, would “roll-over” his equity in the Company, thereby continuing as a stockholder of the Company or its successor.

On August 30, 2007, Mill Road and the Company entered into a confidentiality agreement. Thereafter, representatives of Mill Road and the Company continued to have discussions about a possible transaction. On September 26, 2007, Mill Road submitted a non-binding written offer to the Company to acquire the Shares, including those Shares issued upon conversion of the convertible note issued by the Company to Mr. DeLuca, at a price of $0.65 per Share. The offer was conditioned on Mill Road’s satisfactory completion of due diligence, satisfactory completion of definitive, binding documentation and satisfaction of other conditions.

After further discussions with the Company, on October 5, 2007, Mill Road submitted a revised, non-binding written offer to the Company in which it increased its offer to $0.69 per Share. From the time of its initial non-binding offer range of $0.80 to $1.10 per Share in July 2007 to its October 2007 offer of $0.69 per Share, Mill Road became concerned about a number of items discovered during the diligence process related to the operations of the Company’s business.

Throughout October and November of 2007, Mill Road continued discussions with the Company and performed additional due diligence. The Company and Mill Road were unable to agree on terms for a possible transaction and ended their discussions in late 2007. The material term that ended discussions was price. Mill Road was unwilling to pay more than $0.69 per Share and, in fact, believed a potentially significantly lower price was appropriate.

Throughout the first half of 2008, Mill Road and Mr. Lipka periodically discussed various topics concerning the Company and its future. In June 2008, Mr. Lipka approached Mill Road concerning a possible transaction involving Mill Road. Discussions centered around a structure in which Mill Road would purchase Mr. DeLuca’s convertible note at its accreted value and Mill Road would acquire the Shares at a price of $0.17 per Share. The Company and Mill Road continued discussions along these lines, and Mill Road sent letters dated July 3, 2008, July 10, 2008 and July 18, 2008 to the Company and Mr. DeLuca outlining its non-binding proposals to acquire, in the case of the letter dated July 3, Mr. DeLuca’s convertible note, in the case of the letter dated July 10, all outstanding Shares of the Company, and in the case of the letter dated July 18, Mr. DeLuca’s convertible note and the Shares then owned by Mr. DeLuca. Based on Mill Road’s stated $3.4 million approximate accreted value of the convertible note and a purchase price of $0.17 per Share for all other Shares owned by Mr. DeLuca, the July 18 proposal implied an average purchase price of approximately $0.30 per Share.

In late July 2008, the Company informed Mill Road that it was discontinuing discussions with Mill Road about a possible transaction because it was pursuing an alternative transaction with a third party. Mill Road and the Company continued to have periodic discussions in which the Company indicated it was still pursuing the alternative transaction with the third party. On November 21, 2008, the Company filed a Form 8-K with the SEC reporting the November Purchase Agreement.

Following this announcement, Mill Road contacted Galaxy Partners in early December 2008 to introduce Mill Road and discuss the Company. On December 11, 2008, Mill Road met with Timothy Krieger, a member and the sole manager and governor of Galaxy Partners, in Minnesota. During the meeting, Mill Road expressed an interest in working with Galaxy Partners to take the Company private. On January 6, 2009, Timothy Krieger met in Connecticut with Mill Road. Mill Road invited to the meeting Rick Antonelli and Steve Townsend, two individuals who it thought might be interested in serving in management positions at the Company, should Mill Road and Galaxy Partners acquire the Company. During this meeting, the parties discussed a potential transaction to acquire the Company. Neither Mr. Antonelli nor Mr. Townsend currently has any affiliation with Mill Road, Galaxy Partners or the Company. Following this meeting, Mill Road and Galaxy Partners had numerous conference calls and meetings related to a potential transaction involving the Company. These discussions have culminated in Mill Road and Galaxy Partners signing the Term Sheet on February 6, 2009.

11.  INTENTIONALLY OMITTED

12.  Description of the November Purchase Agreement, the Term Sheet and the Standstill Agreement

The following is a summary of material provisions of each of the November Purchase Agreement, the Term Sheet and the Standstill Agreement. This summary is not a complete description of such agreements and is qualified in its entirety by reference to the full text of such agreements filed with the SEC as Exhibits to the Schedule TO, which is incorporated herein by reference. The November Purchase Agreement, the Term Sheet and the Standstill Agreement may be examined, and copies obtained, as set forth in “The Offer—Section 8.”

November Purchase Agreement

On November 18, 2008, the Company, Frederick A. DeLuca, and Galaxy Partners entered into a Stock Purchase Agreement pursuant to which Mr. DeLuca, in exchange for the sum of $5 million, sold to Galaxy Partners 3,869,842 Shares and assigned to Galaxy Partners all of his right, title and interest in and to an unsecured convertible note of the Company in the amount of $2,685,104. In connection with the November Purchase Agreement, Galaxy Partners converted all of the outstanding principal and accrued interest under the Convertible Note into 9,941,278 Shares. As a result of the conversion of the Convertible Note into 9,941,278 Shares, Galaxy Partners acquired an aggregate of 13,811,120 Shares, at an implied purchase price of approximately $0.36 per Share, and consequently became the Company’s majority stockholder, owning approximately 51.1% of the 27,051,294 issued and outstanding Shares as of December 29, 2008.

Galaxy Partners is comprised of seven members. In consideration of the conversion of the Convertible Note into Shares, the Company agreed to expand the size of the Company Board from four to seven members and elected three of the seven members of Galaxy Partners – David B. Johnson, Timothy S. Krieger and Michael D. Slyce – to the Company Board.

Term Sheet

The Offer.  The Term Sheet provides that Purchaser be formed by Mill Road for the purpose of acquiring, pursuant to the Offer, all of the outstanding Shares not currently owned by either Galaxy Partners or Mill Road. Under the Term Sheet, MW1 will be the sole stockholder of Purchaser, and Mill Road initially will be MW1’s sole member. It is expected that, prior to the Expiration Date, Galaxy Partners, Mill Road and Management will enter into a limited liability company operating agreement for MW1, pursuant to which (i) Galaxy Partners will contribute its 13,811,120 Shares to MW1, (ii) Mill Road will contribute its 559,608 Shares to MW1 and (iii) Mill Road will contribute to MW1 the funds necessary to facilitate the purchase of, and payment for, Shares tendered in the Offer. MW1 will then contribute immediately such Shares and cash to Purchaser.

Purchaser’s obligation to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction of certain conditions, including the condition that a number of Shares, together with any Shares then owned by Purchaser, representing at least 90% of the outstanding Shares as of the Expiration Date of the Offer have been validly tendered and not properly withdrawn prior to the expiration of the Offer. However, pursuant to the Term Sheet, Mill Road and Galaxy Partners intend to cause Purchaser to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the Expiration Date have been validly tendered and not properly withdrawn. The Term Sheet also provides that Purchaser’s obligation to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer is conditioned upon, prior to the Expiration Date, Galaxy Partners, Mill Road and Management having entered into a mutually acceptable limited liability company operating agreement for MW1, pursuant to which MW1 will receive, and will subsequently contribute to Purchaser, the contributions of cash and Shares described in the preceding paragraph of this Offer to Purchase.

The Merger.  The Term Sheet provides that following Purchaser’s purchase of, and payment for, Shares pursuant to the Offer, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly owned subsidiary of MW1. Following the Merger, the business and operations of the Company will be directed by members of Management, subject to the oversight and direction of the Company Board and the executive committee of MW1. The operations and management of the Company will be directed by Management, subject to the oversight and direction of the Company Board and the executive committee of MW1.

Standstill Agreement

No Transfer of Shares.  Under the Standstill Agreement, Galaxy Partners agrees that, unless approved in writing by Mill Road, Galaxy Partners will not sell, transfer, tender, assign, pledge, or otherwise dispose of or enter into any arrangement to do any of the same with respect to any Shares owned or voted by Galaxy Partners during the term of the Standstill Agreement, or enter into any voting or other arrangement with respect to the voting of such Shares (each a “Voting Proxy”). Galaxy Partners has not entered into or created any Voting Proxy which is, or will be, effective. Under the Standstill Agreement, Mill Road agrees that, unless approved in writing by Galaxy Partners, Mill Road will not enter into any agreement or engage in discussions, approve, endorse or recommend any arrangement with any person, group, company or entity contrary to the agreement that Mill Road has with Galaxy Partners related to the Term Sheet.

Standstill.  The Standstill Agreement provides that Galaxy Partners will not, nor will any representative of Galaxy Partners directly or indirectly, solicit, in any form or manner, any Acquisition Proposal (as defined below), take any action that may facilitate an Acquisition Proposal, engage in discussions regarding an Acquisition Proposal, approve, endorse or recommend any Acquisition Proposal, or enter into any agreement or understanding relating to any Acquisition Proposal. Galaxy Partners and its representatives agree to immediately cease any activities with respect to any Acquisition Proposal. “Acquisition Proposal” means any inquiry, offer or proposal (other than those related to Mill Road or its affiliates) involving any purchase by any person or “group” (as defined under

Section 13(d) of the Exchange Act) of any Shares, any tender or exchange offer involving Shares, any merger or similar transaction involving the Company, any sale, lease, exchange, transfer, acquisition or license of any assets of the Company other than in the ordinary course of business, or any type of liquidation or reorganization of the Company or any of its subsidiaries.

Galaxy Partners, as promptly as practicable (after taking into account any relevant legal and confidentiality obligations), will advise Mill Road orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which it reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Galaxy Partners will keep Mill Road informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

Term.  The Standstill Agreement terminates on the six month anniversary of February 6, 2009.

13.  Source and Amount of Funds

We estimate that the total amount of funds required to purchase all Shares pursuant to the Offer and the Merger will be approximately $9.74 million. We expect that MW1, our parent company, will provide us with sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

MW1 will provide us with these funds if and when Galaxy Partners, Mill Road and Management enter into a mutually acceptable limited liability company operating agreement for MW1, pursuant to which Mill Road will contribute to MW1 the funds necessary to facilitate the purchase of, and payment for, Shares tendered pursuant to the Offer. Mill Road has sufficient cash to pay for all of the Shares tendered in the Offer and to consummate the Merger.

We believe we do not need any alternative financing arrangements or alternative financing plans, and we have no such plans or arrangements and none exist.

14.  Dividends

The Company has not paid any dividends with respect to the Shares and has indicated that it does not expect to pay dividends on the Shares in the foreseeable future. The Company has indicated that it is the present policy of the Company Board to retain future earnings to finance the growth and development of the Company’s business. The Company has indicated that any future dividends will be declared at the discretion of the Company Board and will depend upon several things, including the financial condition, capital requirements, earnings and liquidity of the Company.

Following the consummation of the Offer and the Merger, the Additional Offerors intend to cause the Company to enter into a working capital facility for the purpose of typical cash management and allowing the Company to operate its normal business with a minimal cash balance. Upon the successful implementation of this working capital facility, the Company will make a one-time distribution to MW1, which will further make a distribution in the same amount to Galaxy Partners and its affiliates. Such distribution to Galaxy Partners and its affiliates shall be calculated as the amount of cash at the Company when measured at the earlier of (i) the date the Company becomes privately held and (ii) March 31, 2009. Thereafter, provided that the Company has sufficient free cash flow, the Company will dividend out a minimum of $1 million on an annualized basis to MW1 unless the representatives of Mill Road and Galaxy Partners on the executive committee of MW1 mutually agree to a different amount.

15.  Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered Shares if: (i) there are not validly tendered (and not properly withdrawn) prior to the Expiration Date that number of Shares which, when added to any such Shares owned by Purchaser, will at least satisfy the Minimum Condition; (ii) by the Expiration Date, Galaxy Partners, Mill Road and Management have not entered into a mutually acceptable limited liability company operating agreement for MW1; or (iii) at the Expiration Date, any of the following events have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance of the Shares for payment (collectively, the “Offer Conditions”):

(a) there has been threatened, instituted or is pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal (i) seeking to restrain, prohibit or otherwise materially interfere with the ownership or operation by MW1 of all or any portion of the business of the Company or of MW1 or to compel MW1 to dispose of all or any portion of the business or assets of the Company, (ii) seeking to impose material limitations on the ability of MW1 effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by MW1 of any such shares; or;

(b) there is any legal requirement, injunction, order (whether temporary, preliminary or permanent) or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, which results in any of the consequences referred to in clauses (i) or (ii) of the immediately preceding paragraph (a); or

(c) there has been threatened, instituted or is pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, or (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares; or

(d) any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us and any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (ii) is reasonably likely to prohibit, restrict or delay consummation of the Offer; or

(e) there has occurred any of the following:

• any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

• the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

• any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is reasonably likely to materially affect, the extension of credit by banks or other lending institutions in the United States;

• the commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we have material operations;

• any change, event, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets (including intangible assets), liabilities, revenues, capitalization, shareholders equity, financial condition, operations or prospects of the Company or on the value of or trading in the Shares;

• in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

• any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consent, required to be obtained in connection with the Offer has not been obtained.

The foregoing conditions are for the sole benefit of MW1 and Purchaser and, other than the receipt of governmental approvals, may be asserted by MW1 and Purchaser, and may be waived by MW1 and Purchaser, in whole or in part, at any time and from time to time prior to the Expiration Date, in the sole discretion of MW1 and Purchaser. If, by the Expiration Date, any or all of the foregoing conditions have not been satisfied, we may elect to (a) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered, or (b) terminate the Offer and not accept for payment any Shares and return all tendered Shares to the tendering stockholders.

Any change in, or waiver by MW1 and Purchaser of, any of the foregoing conditions that is material to the holders of Shares will be announced publicly by MW1 and Purchaser to the extent required by the Rules promulgated under the Exchange Act. The Offer may, in certain circumstances, be extended in connection with any such change or waiver. See “The Offer—Section 1.”

16.  Legal Matters; Required Regulatory Approvals

Except as set forth in this Offer to Purchase, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and that might be adversely affected by our acquisition of Shares in the Offer, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to our acquisition or ownership of the Shares. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company, or that certain parts of the Company’s or the Additional Offerors business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and “The Offer—Section 15” for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

State Takeover Laws.  A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, security holders, principal executive offices or principal places of business in those states. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Offer or the Merger, Purchaser and the Additional Offerors may take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of such plan, agreement, arrangement or statute and any regulations promulgated thereunder on such transactions.

Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer, and the proposed Merger, are not subject to these requirements. Also, we believe it is unlikely that state antitrust authorities or private parties would bring legal action under the antitrust laws seeking to enjoin the Offer or the Merger or to impose conditions on the Offer or the Merger.

Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, persons who are then stockholders of the Company will have certain rights under Section 262 of the Delaware General Corporation Law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the Delaware

General Corporation Law, and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law, which is attached as Annex A to this Offer to Purchase. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the Delaware General Corporation Law. Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto. Stockholders who sell Shares in the Offer will not be entitled to exercise appraisal rights.

17.  INTENTIONALLY OMITTED

18.  INTENTIONALLY OMITTED

19.  Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. We will pay MacKenzie Partners, Inc. reasonable and customary compensation for its services as Information Agent. The Information Agent may contact stockholders by personal interview, mail, e-mail, telephone, facsimile transmission and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

In addition, we have retained Continental Stock Transfer & Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer.

We will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

The fees and expenses incurred or estimated to be incurred by Purchaser and the Additional Offerors in connection with the Offer and the Merger are as follows:

Depositary Fees and Expenses	$8,500
Information Agent Fees and Expenses	20,000
Legal Fees and Expenses	150,000
Printing Fees and Expenses	20,000
SEC Filing Fees	400
Total	$198,900

The Company has not paid and will not be responsible for paying any of these fees and expenses.

20.  Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our own discretion, take any action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in those jurisdictions.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

We and the Additional Offerors have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Such Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the office of the SEC in the same manner as described in “The Offer—Section 8” with respect to information concerning the Company.

Neither we nor the Additional Offerors have authorized any person to give any information or to make any representation on our behalves not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Additional Offerors, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

ANDROMEDA ACQUISITION CORP.

February 13, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

Set forth below are the name, business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. All executive officers and directors are citizens of the United States.

Justin Jacobs is the sole director and President, Treasurer and Secretary of Purchaser. Mr. Jacobs is a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Jacobs worked at LiveWire Capital, an investment and management group in which he held operational positions in portfolio companies. Prior to joining LiveWire, Mr. Jacobs was an investment professional at The Blackstone Group. Mr. Jacob’s business address is Mill Road Capital, L.P., Two Sound View Drive, Suite 300, Greenwich, Connecticut 06830.

SCHEDULE II

PERSONS CONTROLLING MRCGP

Set forth below are the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each person controlling MRCGP. The business address of each person controlling MRCGP is c/o Mill Road Capital, L.P., Two Sound View Drive, Suite 300, Greenwich, Connecticut 06830. All controlling persons are citizens of the United States.

Thomas E. Lynch is a Management Committee Director of MRCGP. Mr. Lynch’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Lynch is also the Senior Managing Director of Mill Road. Prior to forming Mill Road, Mr. Lynch was the founder and a managing director of Lazard Capital Partners. Prior to Lazard, Mr. Lynch was a managing director at The Blackstone Group.

Scott Scharfman is a Management Committee Director of MRCGP. Mr. Scharfman’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Scharfman is also a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Scharfman was the senior manager of the Equity Capital Markets Origination Group at Robertson Stephens.

Charles M. B. Goldman is a Management Committee Director of MRCGP. Mr. Goldman’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Goldman is also a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Goldman was the executive vice president of acquisitions and development for Ascend Media, a company focused on acquiring and integrating business-to-business magazines, journals and tradeshows.

SCHEDULE III

MEMBERS OF GALAXY PARTNERS

Set forth below are the name, business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of Galaxy Partners. All members of Galaxy Partners are citizens of the United States.

Timothy Krieger is a member and the sole manager and governor of Galaxy Partners. Mr. Krieger’s principal occupation is President and CEO of Twin Cities Power, LLC and Treasurer and Secretary of Fairway Dairy & Ingredients, LLC. Mr. Krieger is also CEO of Alberta Power, LLC, CEO of Cygnus Energy Futures, LLC, CEO of Cygnus Partners, LLC, CEO of On The Green, LLC, Secretary and Treasurer of Greater Midwest Fundraising, LLC, CEO of Krieger Enterprises, LLC, Secretary and Treasurer of American Debt, LLC, CEO of Debt Partners, LLC, and Secretary and Treasurer of Fairway Industries, LLC. His principal business address is 17725 Juniper Path, Lakeville, MN 55044.

Robert Schachter is a member of Galaxy Partners. Mr. Schachter’s principal occupation is a grain trader and his principal business address is 15446 Village Woods Drive, Eden Prairie, MN 55347.

Kevin C. Hilger is a member of Galaxy Partners. Mr. Hilger’s principal occupation is a grain trader and his address is 5327 Kings Crossing, Brooklyn Park, MN 55443

Mark E. Teinen is a member of Galaxy Partners. Mr. Teinen’s principal occupation is a grain trader and his address is 5300 Glenbrae Circle, Edina, MN 55436.

Michael Tufte is a member of Galaxy Partners. Mr. Tufte’s principal occupation is Vice President, Treasurer and Secretary of Twin Cities Power, LLC and his address is 1216 Cedar Lake Road South, Minneapolis, MN 55416. Mr. Tufte was employed by NRG Energy, Inc. as a Power Trader from June 2001 to November 2005. In 2005, Mr. Tufte established the Twin Cities Power Generation Division of Fairway Dairy & Ingredients, LLC with Timothy Krieger.

DBJ 2001 Holdings, LLC is a member of Galaxy Partners and is a Minnesota limited liability company that was formed to hold private investments and securities. David B. Johnson is the President of DBJ 2001 Holdings, LLC. David B. Johnson is the Chief Executive Officer of CedarPoint Capital, LLC, a registered broker-dealer. From December 2001 through December 2006, Mr. Johnson was the Chairman, CEO and President of Stockwalk Group, Inc. From December 2006 to April 2007, Mr. Johnson was Managing Director at Stifel, Nicolaus & Company, Inc., an investment banking firm. The principal business address for DBJ 2001 Holdings, LLC, David B. Johnson and CedarPoint Capital, LLC is 150 South Fifth Street, Suite 1320, Minneapolis, MN 55402.

Michael D. Slyce is a member of Galaxy Partners. Mr. Slyce’s principal occupation is customer team leader for John Morrell & Company. From 2002 to 2007, Mr. Slyce was employed in sales and logistics management at Land O’Lakes. His address is 2568 North Saunders Lake Drive, Minnetrista, MN 55364.

SCHEDULE IV

SHARES OR OTHER EQUITY SECURITIES OF THE COMPANY

BENEFICIALLY OWNED BY GALAXY PARTNERS

The total number of Shares issued and outstanding as of December 29, 2008 was 27,051,294. The 13,811,120 Shares owned by Galaxy Partners represent approximately 51.1% of the total issued and outstanding Shares as of December 29, 2008.

The percentages of class ownership are calculated on the basis of the amount of shares outstanding plus shares which may be acquired through the exercise of options, warrants, rights or conversion privileges by such holder within sixty (60) days of such date.

Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission to include securities that a named person has the right to acquire within sixty (60) days.

As members of a group that includes Galaxy Partners under Exchange Act Rule 13d-5(b), Mill Road, MRCGP and the persons identified on Schedule II to this Offer to Purchase as controlling MRCGP, the general partner of Mill Road, may be deemed to have beneficial ownership of the 13,811,120 Shares owned by Galaxy Partners.

NAME	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS	COMMENTS
Timothy S. Krieger	5,524,448	20.4%

Represents a 40% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 5,524,448 Shares. As the sole Governor/Director and CEO of Galaxy Partners, Mr. Krieger has the sole voting authority over all the 13,811,120 Shares held by Galaxy Partners.

Michael D. Slyce	1,035,834	3.8%

Represents a 7.5% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 1,035,843 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

David B. Johnson	1,035,834	3.8%

Represents a 7.5% ownership in Galaxy Partners through DBJ 2001 Holdings, LLC; thereby indirectly holding a beneficial ownership of 1,035,834 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

Robert Schachter	4,143,336	15.3%

Represents a 30% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 4,143,336 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

Kevin C. Hilger	690,556	2.6%

Represents a 5.0% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 690,556 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

Mark E. Teinen	690,556	2.6%

Represents a 5.0% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 690,556 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

Michael Tufte	690,556	2.6%

Represents a 5.0% individual ownership in Galaxy Partners; thereby indirectly holding a beneficial ownership of 690,556 Shares. The voting power of these Shares is shared with Mr. Timothy Krieger who is the sole Governor/Director and CEO of Galaxy Partners and as such, has the sole authority to vote the Shares.

ANNEX A

DELAWARE GENERAL CORPORATION LAW

TITLE 8. CORPORATIONS

§ 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Shares who wishes to tender his Shares in the Offer or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the addresses set forth below:

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By First Class Mail:	By Certified or Express Delivery:	By Hand:

Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor	17 Battery Place, 8th Floor	17 Battery Place, 8th Floor
New York, NY 10004	New York, NY 10004	New York, NY 10004
Attn: Reorganization Department	Attn: Reorganization Department	Attn: Reorganization Department

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com